                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 4)

                                  Servico Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of class of securities)

                                    817648108
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                                 (CUSIP number)



Check the following box if a fee is being paid with this statement / / (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

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CUSIP No. 817648108                    13G                     Page 2 of 8 Pages
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      1      NAME OF REPORTING PERSONS
             S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                    Morgan Stanley, Dean Witter, Discover & Co.
                    IRS # 39-314-5972
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      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) / /
                                                                   (b) / /
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      3      SEC USE ONLY

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      4      CITIZENSHIP OR PLACE OF ORGANIZATION
                    The state of organization is Delaware.
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  NUMBER OF            5    SOLE VOTING POWER
   SHARES                                 0
                      ----------------------------------------------------------
  BENEFICIALLY         6    SHARED VOTING POWER
  OWNED BY                             598,200
                      ----------------------------------------------------------
    EACH               7    SOLE DISPOSITIVE POWER
  REPORTING                               0
                      ----------------------------------------------------------
  PERSON WITH          8    SHARED DISPOSITIVE POWER
                                       602,000
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      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     602,000
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     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

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     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                       6.41%
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     12      TYPE OF REPORTING PERSON*
                    IA, CO,
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                     * SEE INSTRUCTIONS BEFORE FILLING OUT !

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CUSIP No. 817648108                    13G                     Page 3 of 8 Pages
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    1      NAME OF REPORTING PERSONS
           S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
              Morgan Stanley Asset Management  Inc.
              IRS # 13-304-0307
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    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / /
                                                               (b) / /
--------------------------------------------------------------------------------
    3      SEC USE ONLY

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    4      CITIZENSHIP OR PLACE OF ORGANIZATION
              The state of organization is Delaware.
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NUMBER OF                5    SOLE VOTING POWER
 SHARES                                      0
                        --------------------------------------------------------
BENEFICIALLY             6    SHARED VOTING POWER
OWNED BY                               382,400
                        --------------------------------------------------------
  EACH                   7    SOLE DISPOSITIVE POWER
REPORTING                                    0
                        --------------------------------------------------------
PERSON WITH              8    SHARED DISPOSITIVE POWER
                                       386,200
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               386,200
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                 4.11%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*
              IA, CO
--------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT !

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CUSIP No. 817648108                    13G                     Page 4 of 8 Pages
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Item 1(a)                   Name of Issuer

                            Servico Inc.

Item 1(b)                   Address of issuer's principal executive offices

                            1601 Belvedere Road
                            West Palm Beach, Florida 33406

Item 2 (a)                  Name of person filing

                        (a) Morgan Stanley, Dean Witter, Discover & Co.
                        (b) Morgan Stanley Asset Management Inc.

Item 2 (b)                  Principal business office

                        (a) 1585 Broadway
                            New York,  New York  10036

                        (b) 1221 Avenue of the Americas
                            New York, New York  10020

Item 2 (c)                  Citizenship

                            Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

Item 2 (d)                  Title of class of Securities

                            Common Stock

Item 2 (e)                  Cusip No.

                            817648108

Item 3                  (a) Morgan Stanley, Dean Witter, Discover & Co.
                            is (e) an Investment Adviser registered under
                            section 203 of the Investment Advisers Act of 1940.

                        (b) Morgan Stanley Asset Management Inc. is (e) an
                            Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

Item 4                      Ownership

                            Incorporated by reference to Items (5) - (9) and
                            (11) of the cover page.

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CUSIP No. 817648108                    13G                     Page 5 of 8 Pages
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Item 5              Ownership of 5 Percent or Less of a Class

                (a) Inapplicable

                (b) As of the date hereof, Morgan Stanley Asset Management Inc.
                    has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6              Ownership of More than 5 Percent on Behalf of Another Person

                (a) Accounts managed on a discretionary basis by  wholly
                    owned subsidiaries of Morgan Stanley, Dean Witter, Discover & Co., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.

                (b) Inapplicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                    Inapplicable

Item 8              Identification and Classification of Members of the Group

                    Inapplicable

Item 9              Notice of Dissolution of Group

                    Inapplicable

Item 10             Certification

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No.     817648108               13G                      Page 6 of 8 Pages




                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date :          July 11, 1997

Signature :    /s/ DONALD P. RYAN
                ---------------------------------------------------------------

Name / Title :  Donald P. Ryan / Vice President Morgan Stanley Asset
                Management Inc.
                ---------------------------------------------------------------
                MORGAN STANLEY ASSET MANAGEMENT INC.

                July 11, 1997

Signature :     /s/ BRUCE BROMBERG
                ---------------------------------------------------------------

Name / Title :  Bruce Bromberg / Morgan Stanley & Co. Incorporated
                ---------------------------------------------------------------
                MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.




                       INDEX TO EXHIBITS                           PAGE
                       -----------------                           ----

EXHIBIT 1       Agreement to Make a Joint Filing                      7



EXHIBIT 2       Secretary's Certificate Authorizing Bruce
                Bromberg to Sign on behalf of Morgan Stanley,
                Dean Witter, Discover & Co.                           8